EXHIBIT 11

               COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

                                                    For Three Months Ended
                                                --------------------------------
                                                March 31, 1999    March 31, 1998
                                                --------------    --------------

Number of shares on which basic
 earnings per share is calculated:

Average outstanding during period*               1,823,832,328     1,900,420,610

Add - Incremental shares under stock
compensation plans*                                 56,088,292        46,199,546

Add - Incremental shares associated
with contingently issuable shares*                   3,021,220                --
                                                --------------    --------------

Number of shares on which diluted
earnings per share is calculated*                1,882,941,840     1,946,620,156
                                                ==============    ==============

Net income applicable to common
shareholders (millions)                         $        1,465    $        1,031

Less - net income applicable to
contingently issuable shares (millions)                      4                --
                                                --------------    --------------

Net income on which diluted
earnings per share
is calculated (millions)                        $        1,461    $        1,031
                                                ==============    ==============

Basic earnings per share*                       $          .80    $          .54

Diluted earnings per share*                     $          .78    $          .53

* Adjusted to reflect a two-for-one stock split effective on May 10, 1999.

Stock options to purchase 13,196,830 shares and 39,460,538 shares were outstanding as of March 31, 1999 and 1998, respectively, but were not included in the computation of diluted earnings because the options' exercise price was greater than the average market price of the common shares, and therefore, the effect would have been antidilutive. Net income applicable to common shareholders excludes preferred stock dividends of $5 million for the periods ended March 31, 1999 and 1998.


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